Exhibit 14

Adopted September 2003

TOYS “R” US, INC. CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL

OFFICERS CODE OF ETHICS

Toys “R” Us, Inc. (the “Company”) is committed to maintaining accurate, complete and reliable business records that comply with all applicable financial, accounting and tax laws and regulations. False, misleading or incomplete business records undermine the Company’s ability to make good decisions about resources, personnel and programs and, in some cases, violate the law. The Chief Executive Officer and senior financial officers play a critical role in assuring that all business records meet the Company’s high standards. Therefore, such officers must take reasonable steps to ensure that:

•	Company assets are never used for unlawful or improper purposes, including any political or commercial bribery;

•	No secret or unrecorded Company fund or asset is created or maintained;

•	All reports, vouchers, bills, time reports, payroll and services records, measurement and performance records and other essential data are prepared carefully and honestly and include accurate descriptions of the purpose of each entry;

•	Business transactions of all kinds are executed only by individuals authorized to engage in them;

•	Officers covered by this policy will neither authorize nor participate in transactions in which there is an actual or apparent conflict of interest;

•	All periodic reports required to be filed by the Company with the Securities and Exchange Commission, and any public communications by the Company concerning those reports, contain full, fair, accurate, timely and understandable disclosures;

•	All required financial filings made by the Company with the Securities and Exchange Commission comply with the applicable regulations governing such filings; and

•	All of the Company’s financial policies and all applicable governmental laws, rules and regulations are closely followed at all times.

Unlawful or unethical business behavior, whether or not such activity is intended to achieve a business or financial objective, will not be tolerated and may result in discipline, up to and including termination. If the Chief Executive Officer or any senior financial officer has any questions about appropriate financial procedures or would like to report a potential violation, he or she should promptly contact the Company’s General Counsel or Audit Committee Chairman. Any changes to this policy or any waiver of any provision of this policy may be made only by the Board of Directors, and any such change or waiver will be promptly and fully disclosed to the extent required by applicable law or regulation.

(Please return this Certificate of Compliance to

Deborah Derby, Executive Vice President – Human Resources, as soon as possible and in no event later than three weeks after receipt of the Code)

CERTIFICATE OF COMPLIANCE WITH REQUIREMENTS OF CHIEF EXECUTIVE

OFFICER AND SENIOR FINANCIAL OFFICERS CODE OF ETHICS

I hereby certify that I have read and understand the Toys “R” Us, Inc. Chief Executive Officer and Senior Financial Officers Code of Ethics, dated September 2003, and certify that I have complied with, and that I will continue to comply with, this Code, except as noted below. I also certify my understanding that any failure by me to comply with this Code may result in disciplinary action against me, up to and including termination of my employment.

Signature:
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